EXHIBIT 3.1(a)

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

ARTICLES OF AMENDMENT

Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Company is hereby amended by deleting therefrom Section 13.1 of Article XIII and inserting in lieu thereof the following Section 13.1 of Article XIII:

SECTION 13.1  AMENDMENT.  The Company reserves the right from time to time to make any amendment  to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, including without limitation, (1) any amendment which would adversely affect the rights, preferences and privileges of the Stockholders and (2) any amendment to Article IX, Article X, Article XII, Article XIV, Sections 6.2, 6.5, 6.6, 13.2 and 13.3 hereof and this Section 13.1 (or any other amendment of the Charter that would have the effect of amending such sections).

SECOND:  The charter of the Company is hereby further amended by deleting therefrom Section 13.2 of Article XIII and inserting in lieu thereof the following Section 13.2 of Article XIII:

SECTION 13.2  REORGANIZATION.   Subject to the provisions of any class or series of Shares at the time outstanding, the Board shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over all or substantially all of the Company’s assets and to carry on the affairs of the Company, or (ii) to merge the Company into, or sell, convey and transfer all or substantially all of the Company’s assets to any such corporation, association, trust or organization in exchange for securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Company, and upon the occurrence of (i) or (ii) above, terminate the Company and deliver such securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

THIRD:  The charter of the Company is hereby further amended by deleting therefrom the first sentence of Section 13.3 of Article XIII and inserting in lieu thereof the following sentence:

Subject to the provisions of any class or series of Shares then outstanding, the Board shall have the power to (i) merge the Company into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the Company’s assets; or (iv) dissolve or liquidate the Company, other than before the initial investment in Assets; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

FOURTH:  The amendments to the charter of the Company as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

FIFTH:  The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 29th day of June, 2006.

ATTEST:	BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

/s/ Gerald J. Reihsen, III	By:	/s/ Robert M. Behringer	(SEAL)
Name: Gerald J. Reihsen, III		Name: Robert M. Behringer
Title: Secretary		Title: Chief Executive Officer